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                                                                  Exhibit (j)(3)

                         Independent Auditors' Report

The Shareholders and Board of Directors of
Mercantile Mutual Funds, Inc.:

We have audited the statements of changes in net assets for each of the periods included herein which ended November 30, 1999 and the financial highlights for each of the periods included herein which ended November 30, 1999 and prior of Mercantile Mutual Funds, Inc. - U.S. Government Securities Portfolio, Government & Corporate Bond Portfolio, Missouri Tax-Exempt Bond Portfolio, National Municipal Bond Portfolio, Equity Income Portfolio, International Equity Portfolio, Small Cap Equity Index Portfolio and Small Cap Equity Portfolio. These financial statements and the financial highlights are the responsibility of Mercantile Mutual Funds, Inc.'s management. Our responsibility is to express an opinion on these financial statements and financial highlights based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements and financial highlights are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements and financial highlights referred to above present fairly, in all material respects, the changes in their net assets and the financial highlights for each of the periods indicated above, in conformity with generally accepted accounting principles.

KPMG LLP

Columbus, Ohio
January 21, 2000